Exhibit 99.1

Global Net Lease, Inc. (NYSE:GNL) Q2 2019 Earning Conference Call

Executives

James Nelson – CEO & President

Chris Masterson – CFO

Louisa Quarto – Executive Vice President

Operator

Good morning and welcome to the Global Net Lease Second Quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Louisa Quarto, Executive Vice President. Please go ahead.

Louisa Quarto

Thank you, operator. Good morning everyone and thank you for joining us for GNL's second quarter 2019 Earnings Call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com.

Joining me today on the call to discuss the quarter’s results are Jim Nelson, Chief Executive Officer and Chris Masterson, Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2018 filed on February 28, 2019 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements or portfolio information provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements or portfolio information except as required by law. During today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release, supplement and Form 10-Q, all of which are posted to our website at www.globalnetlease.com.

I will now turn the call over to our CEO, Jim Nelson.

James Nelson

Thanks, Louisa, and good morning everyone. Thank you all for joining us on today's call.

We are pleased to report another quarter of increases in rental revenue, adjusted EBITDA, and AFFO. We had a very active quarter including $187 million of primarily industrial, distribution and office acquisitions which, combined with our retail disposition, increased our portfolio allocation to the industrial and distribution properties and decreased our retail exposure. We also refinanced much of our European debt at more advantageous rates extending the weighted-average maturity of our debt from 3.3 years to 4.6 years in the last 12 months, and, subsequent to the quarter end, successfully completed an expansion of our primary credit facility to over $1.2 billion.

Total revenue for the second quarter was $76.1 million, up 7.3% from $71.0 million in prior year quarter. AFFO also increased to $40.1 million from $35.5 million in the second quarter of 2018 and up from $39.5 million in the prior quarter on the strength of our recent acquisitions. On a per share basis AFFO was $0.47. Our second quarter 2019 saw the majority of the $187 million of acquisitions close in the back end of the quarter, thus they only contributed about $1 million of the $3.2 million estimated full quarter rents to our second quarter revenue.

Overall, our 288 property portfolio is nearly fully occupied at 99.6% leased, 220 of which are located in the U.S. and 68 are in the U.K. and Western Europe, representing 58% and 42% of annualized rental revenue, respectively. Our investment grade or implied investment grade tenants make up over 72% of the portfolio. Please refer to our earnings release for more information about what we consider to be implied investment grade tenants. Our property mix is currently 53% office, 41% industrial and distribution and 6% retail. The portfolio has a weighted average remaining lease term of 8.0 years with no near-term expirations.

During the quarter we acquired nine net leased assets comprising about 1.6 million square feet for a contract sales price of approximately $187 million. These assets are leased at an attractive weighted average capitalization rate of 7.67%, with a weighted average remaining lease term of 11.1 years. These acquisitions included five industrial properties, three distribution facilities and an office building and are all located in the United States. We are very pleased to be acquiring long-term leases at what we believe are favorable cap rates and believe that these assets improve the mix of assets in our portfolio. I'd like to take a minute to review some of the highlights from these acquisitions.

The office property we acquired during the quarter is a 200,000 square foot headquarters office property located in Birmingham, AL which is leased to Encompass Health, one of the United States' largest providers of post-acute healthcare services, in 36 states and Puerto Rico through its network. The tenant has a Ba3 credit rating and the lease continues for 14.5 years.

We acquired distribution facilities leased to ComDoc, Heatcraft and Hanes/Leggett & Platt totaling approximately 600,000 square feet for a total contract sales price of just over $39 million. ComDoc is owned by Xerox and is a leading distributor of copying and printing equipment. Heatcraft is a leader in the world of commercial refrigeration, providing climate-control solutions to customers in more than 70 countries. They produce evaporators, condensers, merchandise display cases and other top-quality refrigeration products under six market-leading brands. Hanes Companies, Inc., a division of Leggett & Platt, is a diverse supplier, converter, and distributor of a variety of products and services in multiple markets across North America and Europe.

The industrial properties we acquired are leased to Union Partners, the Sierra Nevada corporation, EQT Corporation and Metal Technologies. Union Partners is a Chicago based strategic operator of metals and logistics companies. Sierra Nevada Corporation creates technology solutions for aerospace and aviation uses and is one of America's fastest growing companies. EQT Corporation is engaged in hydrocarbon exploration and pipeline transport. Finally, Metal Technologies is a premier metal casting company. These industrial assets total approximately 800,000 square feet and were acquired for a total contract sales price of $73.6 million.

Consistent with our over-arching strategy, each of these assets serve a critical function for the underlying tenants and are subject to long-term leases. Our acquisitions in the quarter increased annualized straight-line rent allocable to the Industrial/Distribution segment of our portfolio by 6% over last year, reducing our retail and office concentrations by 3% each. We funded the transactions with our revolving credit facility, mortgage debt and net proceeds from our ATM programs.

In addition, we continue to look for opportunities to recycle capital. During the quarter, we sold 64 properties including a portfolio of 62 Family Dollar retail stores which were sold for a gain at a 7.25% cap rate, reducing GNL's retail concentration. Prior to the sale, we owned 94 Family Dollar Stores, including five dark stores where rent payments were still being made. Management, along with the board of directors, determined that reducing GNL's current exposure to Family Dollar would be best for the portfolio based on recent announcements from Family Dollar's parent company Dollar Tree. We continue to demonstrate our ability to originate and acquire strategic assets at attractive cap rates and are confident we will continue to redeploy proceeds into attractive transactions. We believe selling the Family Dollar assets enhances our portfolio and continues to demonstrate our discipline and asset management strength as a company.

As we continue to grow and refine our asset mix, we are focused on acquiring primarily industrial, distribution and some select office properties while limiting our ownership of retail properties.

While Chris will provide more detail, I'll provide a quick update on our continuing ability to refinance GNL's European debt at attractive rates. During the quarter, we completed a €51.5 million refinancing of five of our German assets. We also borrowed €120 million secured by mortgages on three properties in the Netherlands and Luxembourg that bears interest at a fixed rate of 1.38% and matures in 2024. The rate on the previous loan was 1.58%. In addition to decreasing the interest rate of the loans, the newly negotiated terms extended the maturity of the debt to the second quarter of 2023 in Germany and 2024 in Benelux.

We also completed an expansion of our credit facility with Key Bank subsequent to quarter end to add an additional $300+ million of commitments at lower interest rates. Simultaneously, we extended the expiration of the revolving portion of the facility to 2023 with the option to extend to 2024. We are pleased with the expansion as we leveraged favorable timing to extend the maturity of our existing facility. We will continue to pursue objectives such as this one that support the growth of GNL's portfolio and provide opportunities to capitalize on any opportunities we see to make substantive and accretive acquisitions.

With that, I'll turn the call over to Chris to walk through the operating results and our balance sheet in more detail and then I will follow up with some closing remarks. Chris?

Chris Masterson

Thanks, Jim.

Second quarter revenue was $76.1 million, up 0.9% over the first quarter 2019 figure and FFO was $36.8 million, up 1.6% over the first quarter. Moving on, core FFO grew 5.3% over the first quarter to $38.4 million, and AFFO was $40.1 million, up 1.4% over the prior quarter. AFFO per share was down slightly quarter over quarter due to an increase in the weighted average number of shares outstanding in the quarter. During the quarter, we paid common stock dividends of $14.9 million.

On our balance sheet, we ended the second quarter with net debt, which is debt less cash and cash equivalents, of $1.7 billion at a weighted-average interest rate of 3.0% per annum. Our weighted-average debt maturity has lengthened to 4.6 years at the end of the second quarter, an improvement from 3.3 years at the close of 2018 second quarter. This includes $181 million of debt that matures in 2019 which we are actively addressing, the results of which will be announced in future filings.

The components of our debt include $259.5 million on the multi-currency revolving credit facility, $280.3 million on the term loan and $1.3 billion of outstanding gross mortgage debt. This debt was approximately 84.6% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps, an improvement over the quarter ended March 31, 2019 where 83.7% was fixed.

Our net debt to annualized adjusted EBITDA improved to 7.1x from 7.4x last year, with a strong interest coverage ratio of 4.1x.

As of June 30, 2019, liquidity was approximately $269.4 million which comprises $178.7 million of cash on hand and $90.7 million of availability under the revolving credit facility.

GNL's net debt to enterprise value was 48.0%, with an enterprise value of $3.5 billion based on the June 28, 2019 closing share price of $19.62 for common shares and $25.50 for Series A preferred shares.

Let me now turn to the European side of our capital structure.

In May we entered into a loan agreement with Landesbank HessenThüringen Girozentrale and borrowed €51.5 million secured by mortgages on five properties in Germany. The loan will be interest-only with the principal due at maturity, which will be June 30, 2023. The maturity date may be extended at the Company’s option to February 29, 2024 subject to conditions. The loan initially bore interest at a rate of 3-month Euribor plus 1.80% per annum, but, following the replacement of an easement on one property, the loan will bear interest going forward at a rate of Euribor plus 1.55% per annum beginning on October 1, 2019. We also entered into a swap to fix the interest rate for 80% of the principal amount. The net proceeds from the loan were used to repay all €35.6 million outstanding in mortgage indebtedness that previously encumbered three of the properties that secured the loan. The repaid mortgage indebtedness bore interest at a weighted average rate of 1.62%.

In June we entered into a loan agreement with Landesbank HessenThüringen Girozentrale and borrowed €120.0 million secured by mortgages on three properties in the Netherlands and Luxembourg. The loan bears interest at a fixed rate of 1.38% and matures on June 11, 2024. The loan is interest only, with the principal due at maturity. At the closing of the loan, approximately €80.3 million was used to repay all outstanding indebtedness encumbering two of the properties. The repaid mortgage indebtedness bore interest at a weighted average rate of 1.58%.

As Jim previously discussed, last week we completed the recast of our corporate credit facility with KeyBank. The recast facility has received commitments of $1.2 billion, a $318 million increase from the prior $917 million facility. There are two components to the facility: a revolver with a four-year term plus two extension options of six months each for a total of five years and a five-year term loan. The pricing for the revolver is 15 bps lower than the prior facility and the pricing for the term loan is 20 bps lower than the prior facility. The actual interest rate is a sliding scale based on the amount of leverage deployed. We are very pleased with the extended timeline and lower interest rate of this facility.

Finally, with respect to the dividend, we paid dividends equating to $0.5325 per common share for the quarter. As announced on April 8th, we modified our dividend policy to more closely align with our peers and started paying a quarterly dividend at the end of the second quarter. We did not change the rate at which we pay dividends which is still an annualized rate of $2.13 per share on the common stock.

With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thanks, Chris.

We had an excellent quarter from a real estate perspective and we believe we have put the pieces in place to record a strong second half of the year. The portfolio and the rental income generated by the portfolio continue to grow. We are well positioned with available capital to close on our $149 million pipeline of acquisitions of long-term leased, primarily industrial assets. Selling the Family Dollar portfolio illustrates our disciplined asset management strategy and provides the opportunity to use the net proceeds to improve our asset mix. We anticipate growth in the portfolio when the proceeds from our second quarter dispositions are fully redeployed and will continue to be a net acquirer of high-quality, long-term net leased office, distribution and industrial assets. Finally, as we have discussed, our ability to negotiate favorable financings in local markets and at the corporate level meaningfully contributes to our bottom line.

With that, operator, we can open the line for questions.

Question-and-Answer Session